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                                                                   EXHIBIT 10.28

                              AMENDED AND RESTATED

                        MANAGEMENT COMPENSATION AGREEMENT

                            (CHIEF EXECUTIVE OFFICER)

                                     BETWEEN

                             PINNACLE AIRLINES, INC.

                                       AND

                                PHILIP H. TRENARY

                                   DATED AS OF

                                 AUGUST 11, 2005

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             Amended and Restated Management Compensation Agreement

                         for the Chief Executive Officer

                                       of

                             Pinnacle Airlines, Inc.

      This Amended and Restated Management Compensation Agreement (the "Agreement") is made, entered into, and effective as of January 1, 2005, by and between Pinnacle Airlines, Inc. a Delaware corporation ("Company") and Philip H. Trenary ("Executive").

                                    RECITALS

      Executive is currently employed by Company pursuant to the terms of that certain Management Compensation Agreement dated January 14, 2003; and

      Company and Executive wish to continue that employment relationship and to amend and restate the terms and conditions of such employment and compensation.

      NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Company and Executive, intending to be legally bound, hereby agree as follows.

1.    Terms of Employment.

      1.1 Employment. Company agrees to continue to employ Executive, and Executive agrees to continue to serve Company, on the terms and conditions set forth herein.

      1.2 Position and Duties. During the term of Executive's employment hereunder, Executive shall continue to serve as Chief Executive Officer of Company and shall have such powers and duties as on the Effective Date or such other powers and duties as may from time to time be prescribed by the Board of Directors. Executive shall devote substantially all his working time and effort to the business and affairs of Company and its affiliates.

2.    Compensation.

      2.1 Base Salary. Executive's Base Salary shall be his base salary in effect on the Effective Date, as modified thereafter by the Board. Executive's Base Salary shall be payable in accordance with Company's payroll policies.

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      2.2. Incentive Compensation Programs. In addition to Base Salary,
Executive shall continue while employed hereunder to participate in Company's incentive compensation programs (including any Bonus Plan and any successor programs) at levels in effect on the Effective Date or such other levels established from time to time by the Board (the "Incentive Compensation Programs"), whether such Incentive Compensation is (i) made available in cash, securities, other property or rights (ii) annual or long term, or (iii) generally available to employees or executive employees of Company, or specifically available to Executive, except that Executive shall participate only to the extent such Incentive Compensation Program is specifically provided for in this Agreement or Attachment "A" hereto (including any future amendments).

      2.3 Expenses. During the term of Executive's employment hereunder, Executive shall be entitled to receive prompt reimbursements for all reasonable expenses incurred in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

      2.4 Benefit Programs. During the term of his employment, Company shall provide Executive with the same benefits that it provides generally to its other employees or specifically to its executive employees, including but not limited to life, medical, and dental insurance, pension, vacation, bonus, profit-sharing and savings plans and similar benefits, as such plans and benefits may be adopted, modified or eliminated by Company from time to time.

      2.5 Indemnification and Insurance. Company shall indemnify Executive with respect to matters relating to Executive's services as an officer and/or director of Company or any of its Affiliates to the extent set forth in Company's Bylaws as amended from time to time and in accordance with the terms of any other indemnification which is generally applicable to executive officers of Company or of its Affiliates that may be provided by Company or any such Affiliate from time to time. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of the Bylaws. Company shall also cover Executive under any policy of officers' and (if Executive is a director at the relevant time) directors' liability insurance provided that such coverage is comparable to that provided currently or hereafter to any other executive officer or (if Executive is a director at the relevant time) director of Company. The provisions of this Paragraph 2.5 shall survive termination of Executive's employment, unless the termination is by Company for Cause.

3.    Termination of Employment.

      3.1 Upon Death. Executive's employment hereunder shall terminate upon his death.

      3.2 By Company. Company may terminate Executive's employment hereunder at any time with or without Cause.

      3.3 By Executive. Executive may terminate his employment hereunder at any time for any reason.

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      3.4 Notice of Termination, Payments. Any termination of Executive's employment hereunder (other than by death) shall be communicated by thirty (30) days' advance written Notice of Termination by the terminating party to the other party to this Agreement; provided that no Notice of Termination is required in advance if the Executive is terminated by Company for Cause.

4.    Payments in the Event of Termination of Employment.

      4.1 Payments in the Event of Termination by Company for Cause or Voluntary Termination by Executive. If Executive's employment hereunder is terminated by Company for Cause, as a result of death or Disability, or by Executive other than for Good Reason, Company shall pay Executive (a) his accrued and unpaid Base Salary through the Date of Termination and (b) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of any retirement, pension or other employee benefit or compensation plan (but not any Incentive Compensation Program) maintained by Company at the time or times provided therein.

      4.2 Payments in the Event of Termination by Company other than for Cause or by Executive for Good Reason. If Executive's employment hereunder is terminated by Company other than for Cause, or by Executive for Good Reason:

      (a) Company shall pay Executive (i) his accrued and unpaid Base Salary through the Date of Termination, (ii) any accrued and unpaid bonus or additional compensation under any annual bonus plan (the "Incentive Bonus") for any calendar year ended before the Date of Termination, (iii) a pro rata share (based on days employed during the applicable year) of any unpaid Incentive Bonus Executive would otherwise have received with respect to the year in which the Date of Termination occurs, payable at the time the Incentive Bonus would otherwise be payable to Executive; provided, however, that 100% of the Incentive Bonus shall be determined solely with reference to the actual financial performance of Company for the full year (based on the goals previously established with respect thereto) (rather than a portion of the Incentive Bonus determined on the basis of individual performance), if there are such financial goals previously established; provided, further, in the event that no Company financial performance goals have been established for such year, then that portion of the Incentive Bonus that would have (but for this Section 4.2(a)) related to the achievement of the individual performance target shall be deemed to have been fully achieved and shall determine 100% of the Incentive Bonus potential, and (iv) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of any written retirement, pension or other employee benefit or compensation plan maintained by Company at the time or times provided therein.

      (b) In addition to the compensation and benefits described in Section 4.2(a):

            (i) Company shall pay Executive, in substantially equal installments at Executive's regular pay intervals in effect prior to such termination, over a period of twenty-four (24) months beginning no later than the first regular Company payroll payment date (the

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                  "First Severance Payment Date") on or following the later of
                  (x) thirty (30) days following Executive's termination of employment and (y) the lapse of any right of Executive to revoke the general release he will have signed substantially (as determined by counsel to Company) in the form attached hereto as Attachment "B" (the "General Release"), an aggregate amount equal to two (2.0) (the "Multiple") times the sum of
                  (i) Executive's annual Base Salary and (ii) the target Incentive Bonus for Executive with respect to the year in which the Date of Termination occurs (or if no target has been set for that year, the target Incentive Bonus for the most recent year in which a target Incentive Bonus was in effect).

            (ii) Until the earlier of the second anniversary of Executive's Date of Termination or the date Executive is employed by a new employer, the Executive, his dependents, beneficiaries and estate shall be entitled to all benefits under Company's group medical and dental insurance plans as if the Executive were still employed by Company hereunder during such period.

            (iii) On the Date of Termination Executive's rights under any compensation or benefits programs shall become vested and any restrictions on stock options or contractual rights granted to Executive shall be removed.

      (c) Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.2 by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of Executive obtaining new employment.

      (d) Notwithstanding anything else to the contrary in this Agreement, Company's obligation regarding the payments, benefit continuation and acceleration provided for in Section 4.2(b)(i), (ii) and (iii) is expressly conditioned upon the execution, delivery and non-revocation of the General Release.

4.3   Payment in the Event of Termination Upon Change in Control of Company.

      (a) In addition to Company's payment and benefits obligations to Executive upon events described in Section 4.2, if Executive remains employed by Company for the six-month period following the Change in Control, then, during the thirty (30) days following that six-month period, Executive shall be entitled to terminate his employment without Good Reason, and upon any such termination Company shall be obligated to make the payments and provide the benefits to Executive as set forth in Section 4.2, except that the aggregate amount payable pursuant to the Multiple shall be paid in a lump sum on the First Severance Payment Date.

      (b) Nothing set forth in Section 4.3(a) is intended or shall be construed to limit Executive's right to terminate his employment for Good Reason during the aforementioned six month period or to limit Company's obligation to make the payments or provide the benefits set forth in Section 4.2 upon events described in Section 4.2.

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            (c) Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.3 by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of Executive obtaining new employment.

      4.4. Transfer of Insurance Policies Upon Termination.

      Upon termination of Executive's employment by Company or by Executive, Company shall transfer to Executive the transferable ownership of any Company owned insurance policy or policies on the life of Executive. Executive shall be solely responsible for the payment of any premiums due after the Date of Termination.

      5.    Board/Committee Resignation.

      Executive's termination of employment for any reason, shall constitute, as of the date of such termination and to the extent applicable, a resignation as an officer of Company and a resignation from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of Company's affiliates and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company's or such affiliate's designee or other representative.

      6.    Confidentiality, Non-Competition, Non-Solicitation,
            Non-disparagement.

            (a) Confidentiality. While employed by Company and thereafter, Executive shall not disclose any Confidential Information either directly or indirectly, to anyone (other than appropriate Company employees and advisors), or use such information for his own account, or for the account of any other person or entity, without the prior written consent of Company or except as required by law. This confidentiality covenant has no temporal or geographical restriction. For purposes of this Agreement, "Confidential Information" shall mean all non-public information respecting Company's business, including, but not limited to, its services, pricing, scheduling, products, research and development, processes, customer lists, marketing plans and strategies, and financing plans, but excluding information that is, or becomes, available to the public (unless such availability occurs through an unauthorized act on the part of Executive). Upon termination of this Agreement, Executive shall promptly supply to Company all property and any other tangible product or document that has been produced by, received by or otherwise submitted to Executive during or prior to his term of employment, and shall not retain any copies thereof.

            (b) Non-Competition. Executive acknowledges that his services are of special, unique and extraordinary value to Company. Accordingly, the Executive shall not at any time prior to the first anniversary of the Date of Termination become an employee, consultant, officer, partner or director of any air carrier which competes with Company (or any of its affiliates). Provided, however, Executive shall not be bound by the preceding sentence if his employment hereunder has been terminated in the circumstances described in Section 4.2(b) or 4.3(a) unless he is being paid by the Company the amounts due him under one of those Sections.

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      (c) Non-solicitation. Executive shall not, at any time prior to the first anniversary of the date of termination, whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, (x) solicit or encourage any employee of Company or its affiliates to leave the employment of Company or its affiliates or (y), without permission of Company, knowingly hire a former employee of Company or its affiliates.

      (d) Non-disparagement. While employed by Company and at any time prior to the later of the first anniversary of the Date of Termination or the cessation of any payments due Executive under Section 4.2 or 4.3, Executive agrees not to make any untruthful or disparaging statements, written or oral, about Company, its affiliates, their predecessors or successors or any of their past and present officers, directors, stockholders, partners, members, agents and employees or Company's business practices, operations or personnel policies and practices to any of Company's customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees, or the press or other media in any country.

      (e) Condition and Remedies. Notwithstanding the foregoing, if Executive is entitled to any payments under Sections 4(2) and (3) hereof, then Executive's obligations pursuant to this Section 6 are specifically conditioned on Company paying (whether in installments or as a lump sum, as required herein) any amounts to which Executive may be entitled thereunder in the manner required. Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage for which there would be no adequate remedy at law, and that, in the event of said breach or any threat of breach, Company shall be entitled to (i) an immediate injunction and restraining order to prevent such breach or threatened breach, without having to prove damages and
(ii) any other remedies to which Company may be entitled at law or in equity. Executive further agrees that the provisions of the covenant not to compete are reasonable. Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable. The provisions of this Section 6 shall survive any termination of this Agreement and Executive's term of employment. The existence of any claim or cause of action or otherwise, shall not constitute a defense to the enforcement of the covenants and agreements of this Section 6.

7.    Successors and Assigns.

      (a) This Agreement shall bind any successor to Company, whether by purchase, merger, consolidation or otherwise, in the same manner and to the same extent that Company would be obligated under this Agreement if no such succession had taken place.

      (b) This Agreement shall not be assignable by Executive. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

8.    Term.

      The term of this Agreement shall commence on the Effective Date and end upon Executive's termination of employment. The rights and obligations of Company and Executive shall survive the termination of this Agreement to the fullest extent necessary to give effect to the terms hereof.

9.    Notices.

      Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or e-mail, the day after delivery to Federal Express for overnight delivery, two days after delivery to the United States Postal Service for mailing, addressed:

      (a) if to Executive, to the address set forth on the signature page hereto, and

      (b) if to Company, c/o Pinnacle Airlines, Inc., 1689 Nonconnah Blvd., Suite 111, Memphis, TN 38132 Attention: Chairman of the Board of Directors, or, in each case, to such other address as may have been furnished in writing.

10.   Withholding.

      All payments required to be made by Company hereunder shall be subject to the withholding and/or deduction of such amounts as are required to be withheld or deducted pursuant to any applicable law or regulation. Company shall have the right and is hereby authorized to withhold or deduct from any compensation or other amount owing to Executive, applicable withholding taxes and deductions and to take such action as may be necessary in the opinion of Company to satisfy all obligations for the payment of such taxes or deductions.

11.   Certain Defined Terms.

      As used herein, the following terms have the following meanings:

      "Agreement" shall mean this Management Compensation Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance herewith.

      "Affiliate" shall mean any corporation, trust, partnership, limited liability company or other organization which controls, is controlled by, or is under common control with Company.

      "Base Salary" shall mean the salary of Executive in effect from time to time under Section 2.1.

      "Board" shall mean the Board of Directors of Company.

      "Bonus Plan" See Attachment "A".

      "Cause" shall mean with respect to termination by Company of Executive's employment hereunder (i) an act or acts of dishonesty by Executive resulting in, or intended to result in, directly or indirectly, any personal enrichment of Executive, (ii) an act or acts of dishonesty by Executive intended to cause substantial injury to Company, (iii) material breach (other than as a result of a Disability) by Executive of Executive's obligations under this Agreement which action was (a) undertaken without a reasonable belief that the action was in the best interests of Company and (b) not remedied within a reasonable period of time after receipt of written notice from Company specifying the alleged breach,
(iv) Executive's conviction of, or plea of nolo contendere to, (a) a crime constituting a felony under the laws of any country, the United States or any state thereof or (b) a misdemeanor involving moral turpitude, (v) a material breach of (a) Company's policies and procedures in effect from time to time or
(b) the provisions of this Agreement; provided, however, that such breach shall constitute "Cause" only if Company gives Executive notice pursuant to Section 9 hereof, which shall include a detailed and specific description of the alleged material breach or breaches.

      "Change in Control" shall have the meaning given such term in the Stock Incentive Plan in effect on the effective date of this Agreement, provided that, for purposes of this definition, the term "Permitted Holders" shall include Northwest Airlines Corporation or any affiliate of Northwest Airlines Corporation.

      "Date of Termination" shall mean, with respect to Executive, the date of termination of Executive's employment hereunder after the notice period provided by Section 3.4.

      "Disability" shall mean Executive's physical or mental condition which prevents continued performance of his duties hereunder, if Executive establishes by medical evidence that such condition will be permanent and continuous during the remainder of Executive's life or is likely to be of at least three (3) years duration.

      "Effective Date" shall mean January 1, 2005.

      "Good Reason" shall mean with respect to an Executive, any one or more of the following:

      (a) a material reduction in Executive's Base Salary or level of target bonus under the Bonus Plan or any successor bonus plan without Executive's consent;

      (b) any substantial and sustained diminution in Executive's title, position, authority, or responsibilities hereunder (unless due to Executive's disability); or

      (c) a failure by Company to comply with any provision of this Agreement; provided, however, that the foregoing events shall constitute Good Reason only if Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the 90th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given Company written notice thereof prior to such date.

      In order for Executive's termination of his employment to be considered for Good Reason, such termination must occur within one (1) year after the event giving rise to such Good Reason. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

      "Incentive Bonus" See Attachment "A".

      "Notice of Termination" shall mean a notice specifying the Date of Termination.

12.   Executive Representation.

      Executive hereby represents to Company that the execution and delivery of this Agreement by Executive and Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

13.   Amendment.

      No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an officer of Company authorized by the Board to do so. No waiver of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any other provision, whether or not similar.

14.   Governing Law.

      The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee, without regard to principles of conflicts of laws.

15.   Validity.

      The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

16.   Arbitration.

      Except as otherwise provided in Paragraph 17 of this Agreement, all disputes and controversies arising from or in conjunction with Executive's employment with, or any termination from, Company and all disputes and controversies arising under or in connection with this Agreement (except claims for vested benefits brought under ERISA) shall be settled by mandatory arbitration conducted before one arbitrator having knowledge of employment law in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The arbitration shall be held in the Memphis, Tennessee metropolitan area at a location selected by Company. The determination of the arbitrator shall be made within thirty (30) days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. The parties hereby waive their right to a trial of any and all claims arising out of this Agreement or breach of this Agreement. Each party agrees to pay his or its own costs and expenses incurred in connection with any arbitration including, without limitation, attorney's fees and one-half of the arbitrator's fees, unless the arbitrator determines that such expenses must be otherwise allocated under applicable law to maintain the validity of this Section 16.

17.   Specific Performance.

      Notwithstanding Section 16 of this Agreement, if Executive breaches or threatens to commit a breach of Section 6 of this Agreement, Company shall have the right to specific performance (i.e., the right and remedy to have the terms and conditions of Section 6 specifically enforced by a court of competent jurisdiction), it being agreed that any breach or threatened breach of Section 6 would cause irreparable injury and that money damages may not provide an adequate remedy. If Company exercises its right to seek specific performance in a court of competent jurisdiction, Executive may assert any claims he may have against Company or its affiliates in such action, and nothing set forth in Paragraph 16 of this Agreement is intended or shall be construed to limit Executive's right to assert such claims.

18.   Cooperation.

      Executive shall provide his reasonable cooperation in connection with any investigation, action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.

19.   Compensation Limitation

      Notwithstanding the foregoing, Executive and Company agree that (i) to the extent permitted by any Federal statute (the "Act") that limits compensation of Executive hereunder, any payments or benefits payable to Executive under this Agreement (including, without limitation, payments under Sections 2 and 4 hereof) or pursuant to any other compensation or benefit plan of Company or other arrangement between Company and Executive that do not comply with the Act shall be deferred until such payments or benefits may be paid under the Act, and
(ii) to the extent the Act does not permit the deferral of any such payments or benefits, the maximum compensation and/or severance Executive may receive from Company under this Agreement or any other compensation or benefit plan of Company or other arrangement between Company and Executive will not exceed the amount allowed under the Act.

20.   Entire Agreement.

      This Agreement, any award agreement between Company and Executive entered into pursuant to Company's stock Incentive Compensation Programs, and Company's employee benefit plans in which Executive will continue to participate as provided in this Agreement, contain the entire understanding between Company and Executive with respect to Executive's employment with Company and supersede in all respects any prior or other agreement or understanding between Company or any affiliate of Company and Executive with respect to Executive's employment.

      IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the day and year first above written.

                                       PINNACLE AIRLINES, INC.

                                       By: /s/ Stephen Gorman
                                           -------------------------------------
                                                Stephen Gorman
                                                Chairman

                                       EXECUTIVE:

                                       /s/ Philip H. Trenary
                                       -----------------------------------------
                                       Philip H. Trenary

                                       Address:
                                                --------------------------------

                                       -----------------------------------------
                                       E-mail address:
                                                       -------------------------

                                                                  ATTACHMENT "A"

                         INCENTIVE COMPENSATION PROGRAMS

1.    Cash Incentives: Annual Management Bonus Plan

2.    Stock Incentives: 2003 Stock Incentive Plan

                                                                  ATTACHMENT "B"

                                 GENERAL RELEASE

This Release is made and entered into by Philip H. Trenary (the "Executive") and Pinnacle Airlines, Inc. (the "Company").

In consideration of the payments, benefit continuation and acceleration provided for in Section 4.2(b)(i), (ii) and (iii) of this Management Compensation Agreement, Executive, on behalf of himself and for any person or entity who may claim by or through him, irrevocably and unconditionally releases, waives, and forever discharges Company, its past, present, and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents, and present and past employees from any and all claims or causes of action that Executive had, has, or may have relating to Executive's employment with Company and/or termination therefrom up to and including the date of this Agreement, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended, the Tennessee Human Rights Act, the Age Discrimination in Employment Act ("ADEA"), and claims under any other federal, state, or local statute, regulation, or ordinance, including wrongful or retaliatory discharge.

This Release shall not be construed as an admission by Company of any liability, wrongdoing, or violation of any law, statute, regulation, agreement or policy, and Company denies any such liability or wrongdoing.

Executive acknowledges and agrees that this Release includes a release and waiver as to claims under the ADEA. Executive acknowledges and confirms that he understands and agrees to the terms and conditions of this Release; that these terms are written in layperson terms, and that he has been fully advised of his rights to seek the advice and assistance of consultants, including an attorney, to review this Release. Executive further acknowledges that he does not waive any rights or claims under the ADEA that arise after the date this Release is signed by him, and specifically, Executive understands that he is receiving money and benefits beyond anything of value to which he is already entitled from Company. Executive acknowledges that he has had up to 21 days to consider whether to accept and sign this Release, and has had adequate time and opportunity to review the Release and consult with any legal counsel or other advisors of his choosing. Executive understands that if he signs this Release before the expiration of the 21-day period, his signature will evidence his voluntary election to forego waiting the full 21 days to sign this Release. If Executive chooses not to accept, or the 21-day period expires without his acceptance, then the offer in this Release is null and void. Executive further acknowledges that in compliance with the Older Workers' Benefit Protection Act of 1990, he has been fully advised by Company of his right to revoke and nullify this Release, and that this revocation must be exercised, if at all, within seven days of the date he signs this Release. Executive may revoke his acceptance at any time within the seven days following his signing of this Release by notifying Company of his decision to revoke the acceptance by writing directed and delivered to Pinnacle

Airlines, Inc., 1689 Nonconnah Boulevard, Suite 111, Memphis, TN 38132,
Attention: Chairman of the Board.

Acceptance of this offer is strictly voluntary. This Release shall become effective and enforceable only after the seven-day revocation period has expired. Should Executive decline to accept the benefits of this Release, or if is revoked by him, Executive will not receive the proposed additional compensation and benefits.

      By his signature below, Executive accepts the terms of this Release.

PINNACLE AIRLINES, INC.                 EXECUTIVE

By:______________________________       ________________________________________

Name:____________________________       Name:___________________________________

Title:___________________________       Address:________________________________

                                        ________________________________________

                                        ________________________________________

Date:____________________________       Date:___________________________________